Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Reoffer Prospectus constituting a part of this Registration Statement on Form S-8 of VistaGen Therapeutics, Inc., pertaining to the 1999 Stock Incentive Plan, as amended, and the 2008 Stock Incentive Plan, as amended, of our report dated June 29, 2015 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph concerning the ability of VistaGen Therapeutics, Inc. to continue as a going concern) relating to the consolidated financial statements of VistaGen Therapeutics, Inc., included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Reoffer Prospectus.

/s/ OUM & CO. LLP

San Francisco, California
December 4, 2015